EXHIBIT 99

[inTEST News Release Letterhead]

inTEST CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

CHERRY HILL, NEW JERSEY - April 24, 2002... inTEST Corporation (NASDAQ:INTT) today announced its financial results for the quarter ended March 31, 2002. Net revenues for the quarter were $7.0 million, a 6% decrease from the quarter ended December 31, 2001. The net loss for the quarter ended March 31, 2002 was $1.1 million or $.13 per diluted share, compared to a net loss of $2.3 million or $.28 per diluted share for the fourth quarter of 2001. Bookings for the quarter ended March 31, 2002 were $9.7 million, an increase of $3.4 million or 54% from the quarter ended December 31, 2001.

Robert E. Matthiessen, President and CEO said, "Our industry is showing some encouraging signs of recovery. We have experienced two consecutive quarters of increases in bookings and this trend is continuing to date in the second quarter of 2002. Although our revenues came in slightly lower than we projected, our net loss was smaller than expected. This was due to a combination of attaining the desired results in our cost containment programs and the fact that we addressed other issues related to the downturn, such as inventory obsolescence and asset impairment, earlier in the downturn. Given the current pace of our bookings, we project that our net revenues for the second quarter of 2002 may be in the range of $10.0 to $12.0 million."

Mr. Matthiessen continued, "Development of new products continues at a brisk pace in order to keep ahead of the rapidly expanding needs of both our end user and OEM customers. As we go forward, we will continue to balance our cost control and cash management strategies with the required resource levels needed to respond to industry growth."

inTEST Corporation is a leading independent designer, manufacturer and marketer of positioner and docking hardware products, temperature management systems and customized interface solutions that are used by semiconductor manufacturers to perform final testing of integrated circuits and wafer products. Headquartered in Cherry Hill, New Jersey, inTEST has manufacturing facilities in New Jersey, Massachusetts, California, the UK and Singapore. In addition, inTEST also has offices in Japan and Germany, which provide design, sales, service and support, with additional support personnel in Arizona and Texas.

The statements by Mr. Matthiessen are forward-looking statements that are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. In addition to the factors discussed above, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; a deeper or longer decline in the demand for integrated circuits than presently expected; changes in rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; the effectiveness of our cost reduction programs; and other risk factors set forth from time to time in our SEC filings including, but not limited to, our periodic reports on Form 10-K and Form 10-Q.

As previously announced, there will be a conference call hosted by management on Wednesday, April 24, 2002 at 9:00 a.m. EST. This call will be webcast live by CCBN and can be accessed through the investor relations section of the Company's website at www.intest.com. It is recommended that participants register at least 10 minutes prior to the broadcast. The call will be archived for 60 days on the Company's website.

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Earnings Data:
	Three Months Ended Mar. 31,

	2002	2001
Net revenues	$ 6,968	$20,105
Gross margin	1,934	7,963
Operating expenses:
Selling expense	1,461	2,869
Engineering and product development expense	1,188	1,677
General and administrative expense	1,104	2,134
Operating income (loss)	(1,819)	1,283
Other income	43	158
Income tax expense (benefit)	(685)	583
Net earnings (loss)	(1,091)	858

Net earnings (loss) per share - basic	$(0.13)	$0.10
Weighted average shares outstanding - basic	8,309	8,252

Net earnings (loss) per share - diluted	$(0.13)	$0.10
Weighted average shares outstanding - diluted	8,309	8,411

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/02	12/31/01
Cash and cash equivalents	$ 6,421	$ 7,281
Trade accounts and notes receivable, net	4,885	5,191
Inventories	7,395	7,554
Total current assets	23,680	24,414
Net property and equipment	5,301	5,743
Total assets	30,590	31,768
Accounts payable	1,634	1,869
Accrued expenses	2,302	2,100
Total current liabilities	4,258	4,268
Noncurrent liabilities	276	296
Total stockholders' equity	26,056	27,204